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   BESICORP LTD.
                                                    For Immediate Release




       Contact:       Susan Whitaker, Shareholder Relations
                      (914) 336-7700, x104


                      BESICORP LTD. SIGNS MERGER AGREEMENT

       KINGSTON, NEW YORK, October 11, 1999 -- BESICORP LTD. announced today that it has entered into an agreement and plan of merger with Besicorp Holdings, Ltd. and Besi Acquisition Corp. to effectuate a going private transaction. The agreement is being structured as a cash merger whereby Besi Acquisition Corp. will be merged into Besicorp Ltd., which will then be wholly-owned by Besicorp Holdings, Ltd. Michael F. Zinn, the President and CEO of Besicorp Ltd., is the President of and is in control of, Besicorp Holdings, Ltd. and Besi Acquisition Corp.

       Pursuant to the terms of the agreement, shareholders of the Company at the time of the merger (other than Besicorp Holdings, Ltd. and Besi Acquisition Corp.) will receive approximately $58.70 in cash for each share of stock that they own plus the right to receive additional cash distributions, if any, during the next several years in the event the surviving corporation receives certain moneys. No assurance can be given that any such moneys will be received.

       The agreement announced today is the culmination of several months of negotiations between representatives of Michael F. Zinn and the special independent committee appointed by the Company's Board of Directors. Negotiations began in June 1999 when the Company received an offer from Michael F. Zinn to purchase the business and assets of the Company.

       Effectuation of the merger is subject to the  satisfaction of a number of
       conditions,   including  approval  by  the  Company's  shareholders.   No
       assurance can be given that the merger will be effectuated.

       Besicorp specializes in the development of independent power projects and energy technologies.

       Certain statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual plans to differ materially from these statements and other matters are the risks and other factors detailed, from time to time, in the



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       Company's reports with the U.S. Securities and Exchange Commission.

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